UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2006

DIGITAL ANGEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15177	52-1233960
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN  55075

(Address of Principal Executive Offices)  (Zip Code)

(Registrant’s telephone number, including area code)    (651) 455-1621

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01.                                          Entry into a Material Definitive Agreement

On May 4, 2006, the Compensation Committee of Digital Angel Corporation’s Board of Directors approved the Digital Angel Corporation Annual Incentive Plan. The Digital Angel Corporation Annual Incentive Plan (the Plan) was established to promote the interests of Digital Angel Corporation (the Company) and to enhance shareholder value of the Company by creating an annual incentive program to (i) attract and retain employees who will strive for excellence, and (ii) motivate those individuals to set above-average objectives and achieve above-average results by providing them with rewards for contributions to the financial performance of the Company. Individual bonus awards will be based upon the Company’s success in achieving specified financial and operational targets. The financial and operational targets will be determined by the Compensation Committee of the Company’s Board of Directors each fiscal year. A copy of the plan is included as Exhibit 10.1 to this Form 8-K.

On May 4, 2006, the Compensation Committee of the Company’s Board of Directors established the Annual Targets for the 2006 fiscal year. The targets are based on the following metrics:  Revenue, Operating Income, Cash and Management/Board Discretion. Under the Plan, the Compensation Committee determines the participants and each participant’s bonus amount is calculated based on an analysis of performance based on the established targets and individual performance objectives. The maximum award under the Plan varies based upon the participants level and performance. Targets have been set for the various executives participating in the Plan at 100%, 60% and 30% of their respective base salary and in no event can amounts awarded under the Plan exceed 200%, 120% or 60% of a respective participant’s base salary. Under the Plan, determination of awards and actual performance is the responsibility of the Compensation Committee, which reserves the right, in its sole discretion, to increase or decrease awards to participants.

Section 9-Financial Statements and Exhibits

Item 9.01.                                          Financial Statements and Exhibits

(c)           Exhibits

10.1                           Digital Angel Corporation Annual Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2006

/s/ James P. Santelli
Digital Angel Corporation
James P. Santelli
Senior Vice-President and Chief Financial Officer